EXHIBIT 99.1
Lindsay Manufacturing Co. Increases Dividend
     OMAHA, Neb., July 17 /PRNewswire-FirstCall/ — LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, and of highway traffic safety products, announced today that its Board of Directors has declared an 8 percent increase in its regular quarterly cash dividend to $0.065 per share, payable August 31, 2006, to shareholders of record on August 17, 2006. The regular quarterly cash dividend was previously $0.06 per share. The new annual indicated rate is $0.26 per share, up from the previous annual indicated rate of $0.24 per share.
     Rick Parod, Lindsay’s president and chief executive officer, stated, “This marks the fourth consecutive annual dividend increase and indicates the Board of Directors’ confidence in the strong free cash flow, financial flexibility, and healthy long-term outlook for the Company. We will continue to increase shareholder value through a balanced approach that includes organic growth opportunities, accretive strategic acquisitions, share repurchases and dividend payments.”
About the Company
     Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides manufacturing and production services for other companies. At July 5, 2006, Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
Concerning Forward-looking Statements
     This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
For more information regarding Lindsay Manufacturing Co.,
see Lindsay’s Web site at http://www.lindsaymanufacturing.com